Exhibit 99.1

PRESS RELEASE
5/2/23
Carlisle Companies Elects C. David Myers to its Board of Directors
SCOTTSDALE, ARIZONA, May 2, 2023 - Carlisle Companies Incorporated (NYSE:CSL) announced today that C. David Myers has been elected to its Board of Directors effective immediately.
Mr. Myers served as President - Building Efficiency of Johnson Controls Inc., a global diversified technology and industrial company from 2005 to 2014. Mr. Myers previously served as President and Chief Executive Officer, as well as a director, of York International Corporation, a provider of heating, ventilating, air conditioning, and refrigeration products and services from 2004 until York was acquired by Johnson Controls in 2005. Prior to 2004, Mr. Myers held other positions with increasing responsibility at York, including serving as President, Executive Vice President and Chief Financial Officer. Mr. Myers also previously served as a Senior Manager at KPMG LLP. Mr. Myers is a director of The Manitowoc Company, Inc., The Boler Company and First American Funds.
Chris Koch, Chair, President & Chief Executive Officer, said “We are extremely pleased to have Dave join our board. With Dave’s experience in large manufacturing companies, his strong financial and public accounting background and his involvement in several other diverse business disciplines, he will add significant value to Carlisle and our shareholders as we continue to build on our Vision 2025 successes.”
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and solutions for more energy efficient buildings. Through its building products businesses – Construction Materials (CCM) and Weatherproofing Technologies (CWT) – and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle is also a leading provider of products to the Aerospace, Medical Technologies and General Industrial markets through its Interconnect Technologies (CIT) and Fluid Technologies (CFT) business segments. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System (COS), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.
Contact:     Jim Giannakouros, CFA
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (480) 781-5135
        jgiannakouros@carlisle.com